Exhibit 99.05

Daily Revenue Surges 300% In Just The Past Three Weeks On WWW.PAZOO.COM

CEDAR KNOLLS, N.J., May 1, 2014 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that Daily revenue has grown approximately 300% over the past three weeks from just under $300 per day to approximately $1,100 per day. These numbers are not reviewed or audited yet but are readily attainable from our ad revenue tracking systems. Current daily revenue now puts www.pazoo.com on an annualized run rate of over $400,000 not factoring in any further growth compared to the $42,824 reported for all of last year.

Pazoo began a marketing and awareness campaign approximately three weeks ago (see release of April 9, 2014).  Since this campaign began there has not only been a steady increase in traffic to the website and revenue increases but over the last two weeks there has been an accelerated rate of increase on a daily basis. While big increases were expected, the dramatic increases are a bit of a surprise.

However, Pazoo spent the past 6 months making sure that the current platform could handle any traffic and content additions to the website preventing any crashes allowing for even the most unexpected growth. This accelerated growth dramatically shortens the time frame for Pazoo to reach a breakeven/cash flow positive stance.

CEO of Pazoo, Inc., David Cunic stated, "As I previously stated that the second quarter of 2014 finally appears to be a blowout quarter. Well, that certainly is the case now. The question now is not that we will reach a cash flow positive position, but how quickly we can now grow the revenues and earnings of Pazoo.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: May 1, 2014